Exhibit 10.1

ABL facilities agreement amendment request letter

To:    BARCLAYS BANK PLC

as Agent under the Facilities Agreement (as defined below) and on behalf of the Finance Parties under the Facilities Agreement

Address:	745 7th Avenue New York NY 10019
Electronic mail address:	vanessa.kurbatskiy@barclays.com /komal.ramkirath@barclays.com
For the attention of:	Vanessa Kurbatskiy/Komal Ramkirath

November 7, 2018

Dear Sirs,

ABL Facilities Agreement – Amendment Request

1.	BACKGROUND

1.1    We refer to the ABL facilities agreement dated 17 April 2018 between, amongst others, Barclays Bank PLC (as agent), Bristow Norway AS and Bristow Helicopters Limited as borrowers and guarantors and Bristow Group Inc. as a guarantor as amended from time to time (the “Facilities Agreement”).

1.2    In accordance with Clause 42 (Amendments and Waivers) of the Facilities Agreement we (on behalf of ourselves and as Obligors’ Agent on behalf of each other Obligor) request that the Majority Lenders consent to the terms of this letter and certain amendments to the Facilities Agreement set forth herein (collectively, the “Amendments”) which shall take effect on the Effective Date (as defined below).

2.	AMENDMENTS

2.1	With effect on and from the Effective Date (as defined below):

(a)	each of the following new definitions shall be inserted in Clause 1.1 (Definitions) of the Facilities Agreement at its appropriate place in the alphabetical order of such Clause:

““Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, references to a Restricted Subsidiary shall be to a Restricted Subsidiary of the Parent.”

““Unrestricted Subsidiary” has the meaning given to that term in the Secured Bonds Indenture and for the avoidance of doubt does not include any Subsidiary of the Parent which is or becomes a Borrower and/or a Guarantor.”

(b)	paragraph (a) of the definition of “Material Adverse Effect” in Clause 1.1 (Definitions) of the Facilities Agreement shall be deleted and replaced with the following:

“(a)     the business, operations, property or financial condition of (i) the Parent, (ii) each Obligor individually and/or (iii) the Parent and the Restricted Subsidiaries taken as a whole;”

ABL facilities agreement amendment request letter

(c)	paragraph (g) of the definition of “Material Indebtedness” in Clause 1.1 (Definitions) of the Facilities Agreement shall be deleted and replaced with the following:

“(g)

any indenture or other agreement governing Financial Indebtedness of the Parent or any Restricted Subsidiary under which an aggregate principal amount in excess of USD 50,000,000 is outstanding at any time;”

(d)	paragraph (c) of Clause 24.2 (Status) of the Facilities Agreement shall be deleted and replaced with the following:

“(c)     It and each Restricted Subsidiary has the power to own its assets and carry on its business as it is being conducted.”

(e)	paragraph (b) of Clause 24.12 (No default) of the Facilities Agreement shall be deleted and replaced with the following:

“(b)     No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any Restricted Subsidiary or to which its (or any Restricted Subsidiary’s) assets are subject which has or is reasonably likely to have a Material Adverse Effect.”

(f)	Clause 24.23 (Good title to assets) of the Facilities Agreement shall be deleted and replaced with the following:

“24.23    Good title to assets

It and each Restricted Subsidiary has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted but only to the extent that a failure to so have would have or would reasonably likely to have Material Adverse Effect.”

(g)	Clause 28.5 (Cross default) of the Facilities Agreement shall be deleted and replaced with the following:

“28.5    Cross default

(a)	Any Material Indebtedness of the Parent or any Restricted Subsidiary or any Financial Indebtedness of any Borrower is not paid when due nor within any originally applicable grace period.

(b)

Any Material Indebtedness of the Parent or any Restricted Subsidiary or any Financial Indebtedness of any Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any commitment for any Material Indebtedness of the Parent or any Restricted Subsidiary or any Financial Indebtedness of any Borrower is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of the Parent or any Restricted Subsidiary becomes entitled to declare any Material Indebtedness of the Parent or any Restricted Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described) or any creditor of any Borrower becomes entitled to declare any Financial Indebtedness of any Borrower due and payable prior to its specified maturity as a result of an event of default (however described) any Financial Indebtedness of any Borrower.

ABL facilities agreement amendment request letter

(e)	No Event of Default will occur under this Clause 28.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clause 28.5(a) to Clause 28.5(d) is:

(i)	in relation to Material Indebtedness, less than USD 50,000,000 (or its equivalent in any other currency or currencies); or

(ii)	in relation to Financial Indebtedness of the Borrowers, less than an aggregate amount of USD 10,000,000 (or its equivalent in any other currency or currencies).”

(h)	Clause 28.6 (Insolvency) of the Facilities Agreement shall be deleted and replaced with the following:

“28.6    Insolvency

(a)	The Parent or any Restricted Subsidiary:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Parent or any Restricted Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)

A moratorium is declared in respect of any Financial Indebtedness of any Borrower or any Material Indebtedness, in each case exceeding the applicable thresholds for such Financial Indebtedness in Clause 28.5(e). If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.”

(i)	Clause 28.7 (Insolvency proceedings) of the Facilities Agreement shall be deleted and replaced with the following:

“28.7    Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent or any Restricted Subsidiary;

ABL facilities agreement amendment request letter

(ii)	a composition, compromise, assignment or arrangement with any creditor or group of creditors in anticipation of financial difficulties of the Parent or any Restricted Subsidiary;

(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Parent, any Restricted Subsidiary or any of their respective assets; or

(iv)	enforcement of any Security over any assets of any Borrower in respect of Financial Indebtedness exceeding USD 10,000,000,

or any analogous procedure or step is taken in any jurisdiction (other than in relation to any Unrestricted Subsidiary).

(b)

Clause 28.7(a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or any solvent liquidation, dissolution, merger or similar action in relation to any member of the Group (excluding any Unrestricted Subsidiary) which is not an Obligor.”

(j)	Clause 28.8 (Creditors’ process) of the Facilities Agreement shall be deleted and replaced with the following:

“28.8    Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Parent or any Restricted Subsidiary having an aggregate value of:

(a)	USD 50,000,000 in the case of the Parent or any Restricted Subsidiary; or

(b)	USD 10,000,000 in the case of the Borrowers,

and, in each case, is not discharged within 21 days.”

(k)	Clause 28.12 (Expropriation) of the Facilities Agreement shall be deleted and replaced with the following:

“28.12    Expropriation

The authority or ability of the Parent or any Restricted Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person, in the event that the assets or value of the business the subject of such action have an aggregate value in excess of:

(a)	USD 50,000,000 in the case of the Parent and its Restricted Subsidiaries; or

(b)	USD 10,000,000 in the case of the Borrowers.”

ABL facilities agreement amendment request letter

(l)	Clause 28.14 (Litigation) of the Facilities Agreement shall be deleted and replaced with the following:

“28.14    Litigation

Any litigation, arbitration, administrative, regulatory proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against the Parent, any Restricted Subsidiary or any of their respective assets which have or are reasonably likely to have a Material Adverse Effect.”

2.2    We request that each Lender confirms its response to the above requests and the Amendments by no later than 12:00 p.m. in New York on 8 November 2018 or such later time and/or date as we may notify to the Agent pursuant to paragraph 2.3 below (the “Consent Deadline”).

2.3    We reserve the right to extend the Consent Deadline at our absolute discretion by written notice to the Agent. By providing its consent to the terms of this letter pursuant to paragraph 2.2., each such Lender providing such consent also authorizes the Agent and the Security Agent to enter into such additional documentation and take such other action as it is reasonably required to give effect to the Amendments.

2.4    We request that the Agent promptly notify us when it has received from the Lenders the required consents requested in this letter.

3.	MISCELLANEOUS

3.1    Any confirmation or consent given by a Lender in response to the requests made under this letter will be irrevocable and will bind that Lender and its permitted transferees or assignees.

3.2    Terms defined in the Facilities Agreement have the same meanings in this letter unless the context otherwise requires. The provisions of Clause 1.2 (Construction) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Facilities Agreement are to be construed as references to this letter.

3.3    Bristow Group Inc. enters into this letter for itself and in its capacity as the Obligors’ Agent (in accordance with Clause 2.4 (Obligors’ Agent) of the Facilities Agreement).

3.4    By your countersignature of this letter, you confirm that the consents requested in this letter have been given by the Majority Lenders.

3.5    Save as expressly set out in this letter:

(a)	the Finance Documents remain in full force and effect; and

(b)

nothing in this letter shall constitute or be construed as a waiver or compromise of any other term or condition of the Finance Documents or any of the Finance Parties’ rights in relation to them which for the avoidance of doubt shall continue to apply in full force and effect.

3.6    With effect from the Effective Date this letter is designated as a Finance Document for the purposes of the Facilities Agreement. With effect from the Effective Date, the Facilities Agreement and this letter will be read and construed as one document and the Amendments shall be effective. For the purposes of this letter the “Effective Date” means the date on which the Agent provides the Obligors’ Agent with a copy of this letter countersigned by the Agent. The Agent shall promptly after the Effective Date occurs confirm the same to the Lenders and the Obligors’ Agent.

3.7    This letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

ABL facilities agreement amendment request letter

3.8    This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

3.9    The provisions of Clauses 40 (Partial invalidity) and 49 (Enforcement) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Facilities Agreement are to be construed as references to this letter.

Please sign and return to us a counterpart of this letter in order to indicate your agreement to its terms.

Yours faithfully

/s/ L. Don Miller

Senior Vice President and Chief Financial Officer for and on behalf of Bristow Group Inc. for itself and as Obligors’ Agent for and on behalf of each other Obligor

ABL facilities agreement amendment request letter

We acknowledge and agree to the terms of this letter and confirm that the consents requested in this letter have been given by the Majority Lenders and that the Amendments shall take effect on the Effective Date.

THE AGENT

For and on behalf of

Barclays Bank PLC as Agent and on behalf of the Finance Parties

By:	/s/ Joseph Jordan

By:	Joseph Jordan

Date: November 7, 2018